Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-131313 and 333-173664) of Computer Software Innovations, Inc. of our report, dated March 28, 2012 related to the consolidated financial statements of Computer Software Innovations, Inc. as of and for the years ended December 31, 2010 and 2011, appearing in the Computer Software Innovations, Inc. 2011 Annual Report on Form 10-K.

/s/ Elliott Davis, LLC

Greenville, South Carolina

March 28, 2012